Exhibit 99.1

Contact:	Investors & Analysts:
Michael Pung
Fair Isaac Corporation
(800) 213-5542
investor@fairisaac.com
FICO Announces Pending Departures of Chief Operating Officer
and Chief Marketing Officer
MINNEAPOLIS — November 17, 2009 — FICO (NYSE:FICO), the leading provider of analytics and decision management technology, today announced that Michael Campbell, Executive Vice President and Chief Operating Officer, is resigning from FICO for personal reasons. Mr. Campbell is stepping down from his officer position effective immediately but will continue as an employee through December 31, 2009. Mr. Campbell has been with the Company since April 2005.
Laurent Pacalin, who has served the company since early 2008, most recently as Senior Vice President and Chief Marketing Officer, will also be leaving the company in late April 2010, following a transitional assignment.
“I’d like to thank both Mike and Laurent for their service and many contributions over the years,” said Mark Greene, CEO of FICO.
About FICO™
FICO™ (NYSE:FICO) transforms business by making every decision count. FICO’s Decision Management solutions combine trusted advice, world-class analytics and innovative applications to give organizations the power to automate, improve and connect decisions across their business. Clients in 80 countries work with FICO to increase customer loyalty and profitability, cut fraud losses, manage credit risk, meet regulatory and competitive demands, and rapidly build market share. FICO also helps millions of individuals manage their credit health through the www.myFICO.com website. Learn more about FICO at www.fico.com.